UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2006

Neose Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27718	13-3549286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Witmer Road, Horsham, Pennsylvania		19044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-315-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

At a meeting held on January 30, 2006 (the "Meeting"), the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Neose Technologies, Inc. (the "Company") set the level of compensation for the Company’s executive officers (the "Executive Officers") for 2006, determined the target bonus percentages for all employees for 2006 and determined the Company’s 2006 corporate performance objectives on which bonuses will be based.

Executive Officer Compensation for 2006

In 2005, the Committee decided that some of the compensation of the Executive Officers would be paid in Restricted Stock Units ("RSUs"). At the Meeting, the Committee decided to remove the RSU component of the Executive Officer’s compensation and thus for 2006 all Executive Officer compensation will be paid in cash or stock options.

Cash Compensation

At the Meeting, the Committee set the base salaries for the Executive Officers commencing March 1, 2006 as follows: C. Boyd Clarke, Chairman and Chief Executive Officer: $468,000; George J. Vergis, President and Chief Operating Officer: $288,427; David A. Zopf, Executive Vice President and Chief Scientific Officer: $282,295; Debra J. Poul, Senior Vice President, General Counsel and Secretary: $272,100; A. Brian Davis, Senior Vice President and Chief Financial Officer: $240,329; and Valerie Mulligan, Vice President, Quality and Regulatory Affairs: $171,600.

Equity Awards

At the Meeting, the Committee approved the award of stock options, which vest in 4 equal installments over four years and are subject to other terms and conditions set forth in the Company’s previously established and disclosed 2004 Equity Incentive Plan, to the Executive Officers for the purchase of the following amounts of the Company’s common stock: C. Boyd Clarke, Chairman and Chief Executive Officer: 100,000 shares; George J. Vergis, President and Chief Operating Officer: 50,000 shares; David A. Zopf, Executive Vice President and Chief Scientific Officer: 35,000 shares; Debra J. Poul, Senior Vice President, General Counsel and Secretary: 35,000 shares; A. Brian Davis, Senior Vice President and Chief Financial Officer: 35,000 shares; and Valerie Mulligan, Vice President, Quality and Regulatory Affairs: 20,000 shares.

Bonus Program

Under the Company’s cash bonus program (the "Program"), each employee is eligible to receive a target bonus expressed as a percentage of his or her base salary for the year. For employees with less than one year of service, the bonus will be pro-rated based on the actual base pay earnings during the bonus year. The target amount reflects the presumptive bonus payable by the Company if applicable performance objectives are fully achieved. The Committee has the discretion to pay a bonus above or below the target level based on its rating of the Company’s performance of corporate objectives and the employee’s performance of individual objectives.

Target Bonus Percentages

At the Meeting, the Committee set the target bonus percentages as follows: Chief Executive Officer: 75%, President: 50%; Executive Vice Presidents and Senior Vice Presidents: 50%. For all other employees, the target bonus percentage for 2006 will range from 2% to 35%, depending on level.

2006 Bonus Objectives

The bonus calculations for all employees (including officers) are based upon both corporate and individual objectives. Each employee has individual objectives designed to support the corporate objectives approved by the Committee. Individual objectives vary by department and by individual.

For 2006, the corporate objectives approved by the Committee are to (1) complete a Phase I clinical trial in Europe, complete the Company’s response to the FDA and continue clinical development for NE-180 (GlycoPEG-EPO); (2) along with the Company’s partner, BioGenerix AG, complete pre-clinical development, commence the regulatory process in Europe and commence a Phase I clinical trial for GlycoPEG-GCSF; (3) complete pharmacokinetic/pharmacodynamic and mechanism of action studies for GlycoPEG-hGH; and (4) complete proof of concept in vitro and animal studies on at least two proteins not previously worked on by the Company.
Bonuses will be appropriately reduced if the Company is not successful in meeting its corporate objectives or increased if the Company accomplishes substantially more than its objectives. The Committee is responsible for determining if the Company has met its corporate objectives and rating the Company’s performance to determine the amount of bonuses warranted.

If an employee does not meet or exceed expectations in the performance of his or her individual objectives, the bonus will be either reduced or eliminated, regardless of whether the Company has met its corporate objectives. To determine the bonuses to be awarded, each employee’s performance is rated on an annual basis. Bonuses are then determined by taking into account the individual and corporate performances to objectives, and the applicable target bonus percentage. Bonuses, if any, are awarded during the first quarter of the year immediately following the year being measured.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neose Technologies, Inc.

February 2, 2006	By:	A. Brian Davis

Name: A. Brian Davis
Title: Senior Vice President and Chief Financial Officer